Obagi Medical Products’ Reports Second Quarter 2012 EPS Rose to $0.18 vs. $0.16 a Year Ago; Revenue Rose to $30.5 million
--Conference Call To Be Held at 4:30 PM EDT Today--

LONG BEACH, Calif., August 2, 2012 -- Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the second quarter and six months ended June 30, 2012.

Net sales for the second quarter of 2012 were up approximately 6% to $30.5 million from $28.9 million for the second quarter of 2011.

Net income for the second quarter of 2012 rose to $3.4 million, or $0.18 per diluted share, compared with $2.9 million, or $0.16 per diluted share in the second quarter of 2011.  The results for the three months ended June 30, 2012 included approximately $1.2 million (or an impact of $0.04 per diluted share) of pre-tax charges for the development of the Company’s e-Commerce initiative and other growth initiatives as previously announced.

Operating expenses for the second quarter of 2012 were $18.7 million, compared with $17.5 million for the same period last year, which included $0.7 million in costs associated with the Zein Obagi litigation and settlement.

Gross margin for the second quarter of 2012 was 79.8%, up from 77.4% a year ago.

Highlights from the quarter included:

•	Generating positive cash flow from operations of $1.7 million, bringing cash and cash equivalents at June 30, 2012 to $40.2 million.
•	Adding 306 new accounts, resulting in active accounts totaling 6,602 at quarter’s end, up 1% from a year ago.
•	Thirty percent of the new account additions derived from physicians in Texas.

Al Hummel, the Company’s President and CEO, stated, “I am pleased with this quarter’s financial performance as we saw strong international sales and license fees and made progress in re-building our account base in Texas where we re-introduced our hydroquinone products in early May.

“Our initiatives to broaden the market for Obagi products via the Internet and e-

Commerce are advancing well.   Our intent is to expand, simplify and expedite the means by which our products can be purchased and distributed, both for the benefit of our physicians and our end-users.  We believe this significant undertaking will transform our operations by greatly expanding our marketing outreach and multiplying our potential for wholesale and retail delivery on a real-time basis.

“We are nearing the completion of construction for a new 32,000 square-foot facility in Salt Lake City to support Obagi’s e-Commerce business plan.  Our excellent progress there has enabled us to proceed on an orderly basis towards the procurement of pharmacy licenses nationwide, beginning with the state of Utah, which inspected our new operation in July and gave us a passing grade.  This was an important milestone for us, because it means we will likely be operational in Utah during the fourth quarter, and also because the Utah license will form the basis for our application to other states,” added Mr. Hummel.

For the Six Months Ended June 30, 2012 Compared to a Year Ago:

•	Net sales were $61.3 million, compared with $55.4 million for the six months ended June 30, 2011.
•	Gross margin was 79.7% versus 78.3% a year ago.
•	Net income totaled $6.4 million, or $0.34 per diluted share, compared with $0.5 million, or $0.03 per diluted share, a year ago.
•	Incurred $2.8 million (or an impact of $0.09 per diluted share) of pre-tax charges for the development of the Company’s e-Commerce initiative and other growth initiatives as previously announced.

2012 Full Year and Third Quarter Financial Guidance

When projecting Obagi’s financial performance for the second half of 2012, the following factors were taken into consideration: 1) expectations for continuation of the current economic environment; 2) gradual improvement in Texas sales; 3) expenses related to the Attorney General of California’s inquiry continuing in second half of 2012 at a similar rate to first half 2012, which amounted to approximately $400,000 per quarter; and 4) recognizing the slower summer seasonality in terms of revenues.  Today, management reiterated its previous financial guidance for total year 2012 net sales between $119.0 million and $124.0 million and earnings per share between $0.58 and $0.62.  In addition to the above factors, the guidance continues to include plans for investments associated with establishing Obagi’s e-Commerce channel – a nationwide online pharmacy and fulfillment operation and other initiatives of approximately $11.0 million, of which $3.0 million will be capitalized.  The $8.0 million that will be expensed during the year will reduce earnings per diluted share by approximately $0.29 to $0.31 and is reflected in the above guidance.   As of June 30, 2012, the Company has expensed $2.8 million of this $8.0 million investment.

Obagi estimates net sales for the third quarter of 2012 will be between $27.5 million and $28.5 million and EPS of between $0.12 and $0.13 on a fully diluted basis.

This guidance also assumes diluted shares of 18.9 million and an effective tax rate of 37.5%.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time).  Investors interested in participating in the live call can dial 877.407.9039 from the U.S. International callers can dial 201.689.8470. A telephone replay will be available approximately two hours after the call concludes through Thursday, August 16, by dialing 877.870.5176 from the U.S., or 858.384.5517 for international callers, and entering replay pin #397573.

There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical's portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. Obagi's skin care products include: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition &Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, Obagi ELASTIderm® Eye Treatments and Obagi CLENZIderm® M.D. acne therapeutic systems, a formulation of Obagi CLENZIderm M.D. Systems for normal to dry skin, and Obagi ELASTIderm Décolletage System, Obagi Rosaclear® System, Obagi ELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, and Nu-Derm® Sun Shield SPF 50. Visit http://www.obagi.com for information.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements.  Such factors include, but are not limited to the success of our e-commerce initiative, current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares.  A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  No assurance can be given that the future results covered by the forward-looking statements will be achieved.  The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Penetrating Therapeutics is a trademark, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, Obagi CLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Contact:
Preston Romm
CFO, EVP of Finance, Operations & Administration
Obagi Medical Products, Inc.
562.628.1007

Or:
Ina McGuinness
McGuinness Consulting
805.427.1372

Obagi Medical Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$40,191	$35,049
Accounts receivable, net	20,372	20,985
Inventories, net	6,809	4,389
Prepaid expenses and other current assets	6,864	6,048
Total current assets	74,236	66,471
Property and equipment, net	3,720	2,841
Goodwill	4,629	4,629
Intangible assets, net	3,317	3,538
Other assets	274	172
Total assets	$86,176	$77,651

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,764	$7,216
Current portion of long-term debt	11	9
Accrued liabilities	7,043	7,065
Total current liabilities	14,818	14,290
Long-term debt	14	13
Other long-term liabilities	2,409	2,476
Total liabilities	17,241	16,779
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized, 23,182,936 and 23,066,707 shares issued and 18,803,965 and 18,682,721 shares outstanding at June 30, 2012 and December 31, 2011, respectively	23	23
Additional paid-in capital	65,507	63,796
Retained earnings	43,753	37,401
Treasury stock, at cost; 4,367,941 shares at June 30, 2012 and December 31, 2011	(40,348)	(40,348)
Total stockholders' equity	68,935	60,872
Total liabilities and stockholders' equity	$86,176	$77,651

Obagi Medical Products, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$30,506	$28,876	$61,259	$55,389
Cost of sales	6,174	6,530	12,408	11,992
Gross profit	24,332	22,346	48,851	43,397
Selling, general and administrative expenses	18,266	17,134	37,251	41,618
Research and development expenses	478	394	1,077	819
Income from operations	5,588	4,818	10,523	960
Interest income	17	9	35	11
Interest expense	(18)	(31)	(40)	(95)
Income before provision for income taxes	5,587	4,796	10,518	876
Provision for income taxes	2,234	1,875	4,166	396
Net income and comprehensive income	$3,353	$2,921	$6,352	$480

Net income attributable to common shares
Basic	$0.18	$0.16	$0.34	$0.03
Diluted	$0.18	$0.16	$0.34	$0.03

Weighted average common shares outstanding
Basic	18,759,831	18,567,467	18,727,671	18,535,895
Diluted	18,890,726	18,644,133	18,937,583	18,683,764

Segment Information (Dollars in Thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales by segment	(unaudited)		(unaudited)

Physician-dispensed	$29,294	$28,239	$59,190	$53,177
Licensing	1,212	637	2,069	2,212
Net sales	$30,506	$28,876	$61,259	$55,389

Gross profit by segment
Physician-dispensed	$23,123	$21,712	$46,787	$41,193
Licensing	1,209	634	2,064	2,204
Gross profit	$24,332	$22,346	$48,851	$43,397

Geographic information
United States	$24,831	$24,501	$50,448	$46,167
International	5,675	4,375	10,811	9,222
Net sales	$30,506	$28,876	$61,259	$55,389

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales by product line	(unaudited)		(unaudited)
Physician-dispensed
Nu-Derm	$15,717	$15,980	$31,311	$29,154
Vitamin C	5,124	4,289	9,485	7,854
Elasticity	3,025	2,528	7,303	5,588
Therapeutic	1,637	1,554	3,514	2,828
Other	3,791	3,888	7,577	7,753
Total	29,294	28,239	59,190	53,177
Licensing	1,212	637	2,069	2,212
Total net sales	$30,506	$28,876	$61,259	$55,389